EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
JULY 13, 2012		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2012 SECOND QUARTER EARNINGS RESULTS

Three Months Ended June 30, 2012 Results:

For the quarter ended June 30, 2012, net income for Ames National Corporation (the Company) increased 2.0% and totaled $3,309,000, or $0.36 per share, compared to $3,243,000, or $0.34 per share in 2011.  Net income increased primarily due to a lower provision for loan losses, lower interest expense on deposits and higher interest income on loans, offset in part by higher noninterest expenses.

The Company is pleased to announce the completion of the acquisition of the Garner and Klemme, Iowa branches from Liberty Bank, F.S.B. by Reliance State Bank’s (RSB) on April 27, 2012.  The Company and RSB welcome our new customers and employees and look forward to a mutually beneficial long term relationship.  The newly combined staffs of RSB have made outstanding progress during the second quarter with the integration of the new branches and are to be commended on their significant efforts to ensure a smooth transition.  RSB’s net income for the quarter ended June 30, 2012 was $369,000, as compared to $291,000 for the quarter ended June 30, 2011.  Non-routine costs associated with the acquisition totaled approximately $160,000 for the quarter ended June 30, 2012.  No significant non-routine costs associated with the acquisition are expected for future quarters.

Second quarter net interest income increased $391,000, or 5.0%, compared to the same quarter a year ago primarily due to higher average balances on loans and lower rates on deposits, partially offset in part by lower rates on loans.  The Company’s net interest margin was 3.38% for the quarter ended June 30, 2012, a decrease from 3.63% for the quarter ended June 30, 2011 as a result of lower market yields on interest earning assets in 2012 as compared to 2011.

The provision for loan losses was $64,000 in the second quarter of 2012 as compared to $405,000 in the second quarter of 2011.  Net loan charge-offs for the quarter ended June 30, 2012 were $10,000, compared to net loan charge-offs of $56,000 in 2011.

Noninterest income for the second quarter of 2012 totaled $1,731,000 as compared to $1,641,000 for the same period in 2011.   The increase in noninterest income is primarily due to merchant and ATM fees and gain on the loans held for sale, offset in part by a decrease in security gains.

Noninterest expense for the second quarter of 2012 totaled $5,495,000 compared to $4,761,000 recorded in 2011.  The increase of 15% in noninterest expense can be mainly attributed to salaries and employee benefits, other real estate owned costs and other operating expenses.  The higher salaries and employee benefit costs are primarily due to additional payroll costs as a result of the branch acquisition, normal salary increases and higher incentive pay.  The higher other real estate costs are mainly a result of impairment write downs.  The higher other operating expenses are mainly due to one-time costs associated with the acquisition.  The efficiency ratio for the second quarter of 2012 was 55.34%, compared to 50.40% in 2011.

Six Months Ended June 30, 2012 Results:

For the six months ended June 30, 2012, net income for the Company increased 2.0% and totaled $6,853,000, or $0.74 per share, compared to $6,716,000, or $0.71 per share in 2011.  Net income increased primarily due to lower interest expense on deposits, lower provision for loan losses and higher interest income on loans, which was offset in part by higher noninterest expenses.

For the six months ended June 30, 2012, net interest income increased $705,000, or 4.6%, compared to the same period a year ago, primarily due to higher average balances on loans and lower rates on deposits, offset in part by lower rates on loans.  The Company’s net interest margin was 3.39% for the six months ended June 30, 2012, a decrease from 3.58% for the six months ended June 30, 2011 as a result of lower market yields on interest earning assets in 2012 as compared to 2011.

The provision for loan losses was $116,000 for the six months ended June 30, 2012 as compared to $405,000 for the same period in 2011.  Loan charge-offs were offset by an equal amount of loan recoveries for the six months ended June 30, 2012, compared to net loan charge-offs of $50,000 for the same period in 2011.

Noninterest income for the six months ended June 30, 2012 totaled $3,632,000 as compared to $3,459,000 for the same period in 2011.   The increase in noninterest income is primarily due to gain on the loans held for sale and merchant and ATM fees, offset in part by a decrease in security gains.

Noninterest expense for the six months ended June 30, 2012 totaled $10,334,000 compared to $9,341,000 recorded in 2011.  The increase in noninterest expense can be mainly attributed to salaries and employee benefits, other real estate owned costs, and other operating expenses.  The higher salaries and employee benefit costs are primarily due to additional payroll costs as a result of the branch acquisition, normal salary increases and higher incentive pay.  The higher other real estate costs are mainly a result of impairment write downs.  The higher other operating expenses are mainly due to one-time costs associated with the acquisition, examination expenses and professional fees.  The efficiency ratio for the six months ended June 30, 2012 was 52.88%, compared to 50.05% in 2011.

Balance Sheet Review:

As of June 30, 2012, total assets were $1,157,724,000, a $157,168,000 increase compared to June 30, 2011.  The increase in assets was mainly a result of the acquisition of the Garner and Klemme branches.

Securities available-for-sale as of June 30, 2012 totaled $561,083,000, compared to $496,471,000 as of June 30, 2011, mainly as a result of increased purchases of U.S. government mortgage-backed securities and state and political subdivision bonds, offset in part by a decline in U.S. government agencies.

Net loans as of June 30, 2012 increased to $487,438,000 compared to $424,979,000 as of June 30, 2011, or 14.7%, mainly as a result of the acquisition.  The allowance for loan losses on June 30, 2012 totaled $8,083,000, or 1.63% of gross loans, compared to $7,876,000 or 1.82% of gross loans as of June 30, 2011.  The decline in the ratios of the allowance for loan losses to gross loans was primarily due to a purchase accounting adjustment for the acquired loans.  Impaired loans as of June 30, 2012, were $6,719,000, or 1.36% of gross loans, compared to $5,581,000, or 1.29% of gross loans as of June 30, 2011.  The increase in impaired loans is due primarily to deterioration in the cash flows for one borrower with a commercial real estate property.

Other real estate owned was $8,661,000 as of June 30, 2012 which is lower than $10,159,000 as of June 30, 2011, primarily due to sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $945,064,000 on June 30, 2012, a 20.9% increase from the $781,775,000 recorded at June 30, 2011.  This increase is mainly the result of the assumption of deposits as a part of the acquisition.  In addition to the acquisition, there were increases in demand, NOW and money market accounts.

The Company’s stockholders’ equity represented 12.1% of total assets as of June 30, 2012 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Tangible equity capital as of June 30, 2012 was 11.6% of total tangible assets.  Total stockholders’ equity was $140,035,000 as of June 30, 2012, and $130,277,000 as of June 30, 2011.

Shareholder Information:

Return on average assets was 1.15% for the quarter ended June 30, 2012, compared to 1.28% for the same period in 2011.  Return on average equity was 9.52% for the quarter ended June 30, 2012, compared to the 10.20% in 2011.  Return on average assets was 1.24% for the six months ended June 30, 2012, compared to 1.34% for the same period in 2011.  Return on average equity was 9.94% for the six months ended June 30, 2012, compared to the 10.74% in 2011.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $22.99 on June 30, 2012.   During the second quarter of 2012, the price ranged from $19.51 to $24.00.

On May 9, 2012, the Company declared a quarterly cash dividend on its common stock, payable on August 15, 2012 to stockholders of record as of August 1, 2012, equal to $0.15 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank (formerly known as “Randall-Story State Bank”), Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 30, 2012 and 2011
(unaudited)

ASSETS	2012	2011

Cash and due from banks	$22,610,045	$17,409,710
Interest bearing deposits in financial institutions	47,084,933	28,305,377
Securities available-for-sale	561,082,556	496,471,059
Loans receivable, net	487,437,889	424,979,404
Loans held for sale	1,881,226	1,553,454
Bank premises and equipment, net	12,038,794	11,411,585
Accrued income receivable	6,829,553	6,215,233
Deferred income taxes	-	540,007
Other real estate owned	8,661,061	10,159,075
Core deposit intangible, net	1,450,816	-
Goodwill	5,600,749	-
Other assets	3,046,378	3,511,492

Total assets	$1,157,724,000	$1,000,556,396

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$149,898,320	$108,530,544
NOW accounts	276,405,263	216,436,716
Savings and money market	254,983,000	214,625,416
Time, $100,000 and over	100,817,049	101,262,795
Other time	162,960,408	140,919,842
Total deposits	945,064,040	781,775,313

Federal funds purchased and securities sold under agreements to repurchase	31,541,867	46,820,461
Short-term borrowings	-	915,180
Federal Home Loan Bank advances and other long-term borrowings	34,645,456	36,212,679
Dividend payable	1,396,637	1,226,279
Deferred income taxes	1,517,571	-
Accrued expenses and other liabilities	3,523,482	3,329,092
Total liabilities	1,017,689,053	870,279,004

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 and 9,410,882 shares as of June 30, 2012 and 2011, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	89,623,377	80,782,828
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	10,911,016	8,352,045
Treasury stock, at cost; 122,002 shares and 22,033 shares at June 30, 2012 and 2011, respectively	(2,016,498)	(374,533)
Total stockholders' equity	140,034,947	130,277,392

Total liabilities and stockholders' equity	$1,157,724,000	$1,000,556,396

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Loans	$6,245,560	$5,999,888	$12,056,317	$11,740,320
Securities
Taxable	1,593,490	1,796,068	3,218,134	3,458,537
Tax-exempt	1,698,430	1,630,994	3,349,145	3,267,959
Interest bearing deposits and federal funds sold	132,926	116,767	258,179	224,693

Total interest income	9,670,406	9,543,717	18,881,775	18,691,509

Interest expense:
Deposits	1,153,164	1,382,703	2,322,482	2,753,614
Other borrowed funds	319,638	354,265	649,136	732,907

Total interest expense	1,472,802	1,736,968	2,971,618	3,486,521

Net interest income	8,197,604	7,806,749	15,910,157	15,204,988

Provision for loan losses	64,412	404,788	115,705	404,788

Net interest income after provision for loan losses	8,133,192	7,401,961	15,794,452	14,800,200

Noninterest income:
Trust services income	530,942	557,156	1,035,714	1,071,700
Service fees	393,773	364,660	731,212	694,218
Securities gains, net	10,535	164,971	318,068	586,126
Gain on sale of loans held for sale	356,855	207,523	641,894	428,388
Merchant and ATM fees	239,292	195,623	536,250	371,494
Other noninterest income	199,535	151,349	368,382	306,896

Total noninterest income	1,730,932	1,641,282	3,631,520	3,458,822

Noninterest expense:
Salaries and employee benefits	3,200,188	2,955,348	6,180,807	5,721,856
Data processing	564,874	481,003	1,074,204	926,818
Occupancy expenses	348,071	322,307	707,755	716,465
FDIC insurance assessments	164,755	205,754	319,216	478,496
Other real estate owned, net	342,415	120,001	440,793	166,136
Core deposit intangible amortization	49,184	—	49,184	—
Other operating expenses, net	825,441	676,957	1,561,752	1,331,548

Total noninterest expense	5,494,928	4,761,370	10,333,711	9,341,319

Income before income taxes	4,369,196	4,281,873	9,092,261	8,917,703

Income tax expense	1,059,780	1,038,501	2,239,687	2,201,810

Net income	$3,309,416	$3,243,372	$6,852,574	$6,715,893

Basic and diluted earnings per share	$0.36	$0.34	$0.74	$0.71

Declared dividends per share	$0.15	$0.13	$0.30	$0.26